Exhibit 21

Subsidiaries of the Company

1.	Medical Infusion Group, Inc.
2.	Medical Infusion Technologies, Inc.
3.	MIT Ambulatory Care Center, Inc.
4.	MIT International Distribution,
5.	MITRX Corporation
6.	MITPROV Corp.